Exhibit 99.1

Dorian LPG Ltd. Announces Third Quarter Fiscal 2016 Financial Results

STAMFORD, CT –January 29, 2016 -- Dorian LPG Ltd. (NYSE: LPG) (the "Company" or "Dorian LPG"), a leading owner and operator of modern very large gas carriers (“VLGCs”), today reported its financial results for the three months ended December 31, 2015.

Highlights – Third Quarter Fiscal 2016

•	Revenues of $93.3 million
•	Net Income of $54.7 million; Diluted Earnings Per Share of $0.97
•	Adjusted EBITDA of $68.7 million*
•	Took delivery of seven vessels under our ECO-design VLGC newbuilding program, the Clermont, the Cheyenne, the Cratis, the Commander, the Chaparral, the Copernicus, and the Challenger
•	Repurchased 480,231 shares of our common stock for $5.8 million

* See reconciliation of net income to Adjusted EBITDA included in this press release

John Hadjipateras, Chairman, President and Chief Executive Officer, commented, “The third quarter was an extremely busy period for Dorian as we took the delivery of seven new Eco-design VLGCs. Our cash flow generated from operations has allowed us to repurchase an additional 480,231 shares of our common stock for $5.8 million over the quarter under the board’s previously announced authorization to repurchase up to $100 million on or before December 31, 2016.  Going forward, we anticipate higher profits and cash generated from operations as a result of our larger fleet, assuming continued favorable market conditions. We will continue to evaluate ways to best return that cash to our investors, underscoring the commitment of both the board and management to increasing shareholder value.”

Third Quarter Fiscal 2016 Results Summary

Revenues were $93.3 million for the three months ended December 31, 2015,  which represent net pool revenues-related party, voyage charters, time charters and other revenues earned by our VLGCs and our pressurized 5,000 cbm vessel, an increase of $60.7 million, or 186.3%, from $32.6 million for the three months ended December 31, 2014. The increase is primarily attributable to $68.1 million of revenues contributed by sixteen of our newbuilding VLGCs that were delivered subsequent to December 31, 2014. This increase was partially offset by a decrease in revenues of $7.9 million due to a decrease in VLGC rates for vessels that were in our fleet during both three month periods. The Grendon’s revenues increased $0.5 million to $0.7 million on 53 operating days for the three months ended December 31, 2015 from $0.2 million on 19 operating days for the three months ended December 31, 2014.

Voyage expenses were $4.3 million during the three months ended December 31, 2015,  a decrease of $3.5 million, from $7.8 million for the three months ended December 31, 2014.  Voyage expenses are all expenses unique to a particular voyage, including bunker fuel consumption, port expenses, canal fees, charter hire commissions, war risk insurance and security costs. Voyage expenses are typically paid by us under voyage charters and by the charterer under time charters, including pooling arrangements. Accordingly, we generally only incur voyage expenses for voyage charters or during repositioning voyages between time charters for which no cargo is available or travelling to or from drydocking. The decrease for the three months ended December 31, 2015 when compared to the three months ended December 31, 2014 was mainly attributable to a decrease in the number of VLGCs operating on voyage charters and in fuel prices resulting in decreases in VLGC bunker costs of $2.6 million, port expenses of $0.8 million and other voyage expenses of $0.2 million. The Grendon’s voyage expenses increased $0.1 million to $0.4 million on 53 operating days for the three months ended December 31, 2015 from $0.3 million on 19 operating days for the three months ended December 31, 2014.

Vessel operating expenses were $14.3 million during the three months ended December 31, 2015,  or $8,180 per vessel per calendar day, which is calculated by dividing vessel operating expenses by calendar days for the relevant time period for vessels that were in our fleet. This was an increase of $8.6 million from $5.7 million for the three months ended December 31, 2014. The gross increase was primarily the result of an increase in the number of vessels operating in our fleet during the three months ended December 31, 2015 compared to the three months ended December 31, 2014. Vessel operating expenses per calendar day decreased $2,221 from $10,401 for the three months ended December 31, 2014 to $8,180 for the three months ended December 31, 2015.  The decrease in vessel operating expenses per day of $2,221 is primarily attributable to higher absorption of costs related to the training of additional crew over a greater number of calendar days on our expanded VLGC fleet and the reduced operating cost of our ECO-design VLGCs compared to the 82,000 cbm VLGCs in our fleet. The Grendon’s vessel operating expenses decreased $0.1 million to $0.5 million for the three months ended December 31, 2015 from $0.6 million for the three months ended December 31, 2014 due mainly to a decrease in repairs and maintenance and stores and spares of $0.1 million.

Depreciation and amortization was $13.5 million for the three months ended December 31, 2015,  an increase of $9.5 million from $4.0 million for the three months ended December 31, 2014 that mainly relates to depreciation expense for our additional operating vessels.

General and administrative expenses were $7.5 million for the three months ended December 31, 2015,  an increase of $3.2 million from $4.3 million for the three months ended December 31, 2014,  mainly due to an increase of $1.3 million for certain non-capitalizable costs incurred prior to vessel delivery, $0.6 million for salaries, wages and benefits, $0.5 million for stock-based compensation, and $0.8 million for other general and administrative expenses. For the three months ended December 31, 2015, general and administrative expenses were comprised of $2.5 million of salaries and benefits, $1.4 million for certain non-capitalizable costs incurred prior to vessel delivery, $1.3 million of stock-based compensation, $0.8 million for professional, legal, audit and accounting fees and $1.5 million of other general and administrative expenses.

Interest and finance costs amounted to $4.6 million for the three months ended December 31, 2015,  an increase of $4.6 million from less than $0.1 million for three months ended December 31, 2014. The increase of $4.6 million during this period was mainly due to a $4.7 million increase in interest incurred on our long-term debt, amortization and other financing expenses from $1.0 million in the three months ended December 31, 2014 to $5.7 million in the three month period ended December 31, 2015. These increases were partially offset by a $0.1 million increase in capitalized interest from $1.0 million in the three months ended December 31, 2014 to $1.1 million in the three months ended December 31, 2015. The average indebtedness during the three months ended December 31, 2015 was $711.8 million compared to $123.3 million during the three months ended December 31, 2014, reflecting debt drawdowns made under our 2015 Debt Facility. The outstanding balance of our long term debt as of December 31, 2015 was $814.1 million.

Gain/(loss) on derivatives, net, amounted to a net gain of approximately $5.4 million for the three months ended December 31, 2015, compared to a net loss of $1.3 million for the three months ended December 31, 2014.  The net gain on derivatives for the three months ended December 31, 2015 was comprised of an unrealized gain of $7.4 million from the changes in the fair value of the interest rate swaps due mainly to changes in yield curves, partially offset by a realized loss of $2.0 million due mainly to an increase in notional debt amounts. For the three months ended December 31, 2014, the net loss on derivatives was primarily comprised of a realized loss of $1.3 million and an unrealized loss of less than $0.1 million from the changes in the fair value of the interest rate swaps.

During the quarter, we repaid $10.6 million of bank debt under our loan facilities and we finished the quarter with $22.0 million of unrestricted cash. As of December 31, 2015, we had $53.3 million of remaining payments due under our VLGC Newbuilding Program.

Market Outlook Update

Global liquefied petroleum gas (“LPG”) export volumes for the calendar 2015 reached 80 million metric tons, an 11% increase over the previous year. U.S. LPG exports alone reached a record of nearly 21 million metric tons, which is a 50% increase over the previous year. The U.S. became the largest LPG exporter in the world, accounting for 25% of the global seaborne export volumes, which were shipped to Central and South America, Asia, and Europe and the Mediterranean at about 43%, 29% and 26%, respectively.  The strong LPG export volumes from the U.S. Gulf and in particular large cargo movements (on VLGC vessels) from West to East have increased ton-miles for the segment Dorian LPG has focused on and has supported shipping demand for VLGC vessels.  Other LPG exporting regions have shown export growth in 2015 and have generally contributed to a generally stronger Baltic rate market resulting in strong utilization and freight rates seen by VLGC vessels.

Propane and Butane prices have followed crude oil prices downward, making LPG attractive not only to the retail domestic markets, but also to the petrochemical industries around the world. The continuing U.S. LPG export capacity growth is evident with the recent Enterprise expansion, the expected Marcus Hook Mariner East export terminal (commencement in February 2016), the Petrogas terminal (expected capacity increase of 0.35 million tons during 2016), and the Phillips 66 terminal at Freeport, Texas (4.4 million tons annual capacity expected to open in the fourth quarter of 2016).  We therefore expect that U.S. LPG export volumes may reach higher levels in 2016, which would support additional ship supply and a reasonably robust freight rate market environment for the sector.

While these factors continue to support strong fundamental demand for LPG and LPG shipping, there can be no assurances that such trends will continue or that anticipated future freight rates, export capacity, or export volumes will materialize.

Seasonality

Liquefied gases are primarily used for industrial and domestic heating, as a chemical and refinery feedstock, as a transportation fuel and in agriculture. The liquefied gas carrier market is typically stronger in the spring and summer months in anticipation of increased consumption of propane and butane for heating during the winter months. In addition, unpredictable weather patterns in these months tend to disrupt vessel scheduling and the supply of certain commodities. As a result, demand for our vessels may be stronger in our quarters ending June 30 and September 30 and relatively weaker during our quarters ending December 31 and March 31, although 12‑month time charter rates tend to smooth these short‑term fluctuations. To the extent any of our time charters expires during the relatively weaker quarters ending December 31 and March 31, it may not be possible to re‑charter our vessels at similar rates. As a result, we may have to accept lower rates or experience off‑hire time for our vessels, which may adversely impact our business, financial condition and operating results.

Fleet

Each of our newbuildings is an ECO-design vessel incorporating advanced fuel efficiency and emission-reducing technologies. Upon completion of our VLGC Newbuilding Program with the final VLGC scheduled to be delivered to us in February 2016, 100% of our VLGC fleet will be operated as sister ships and the average age of our VLGC fleet will be approximately 1.6 years, while the average age of the current worldwide VLGC fleet is approximately 10.2 years.

The following table sets forth certain information regarding our vessels as of January 27, 2016:

				Year Built/
	Capacity		Sister	Estimated	ECO		Charter
	(Cbm)	Shipyard	Ships	Delivery(1)	Vessel(2)	Employment(3)	Expiration(1)
OPERATING FLEET
VLGC
Captain Nicholas ML	82,000	Hyundai	A	2008	—	Pool	—
Captain John NP	82,000	Hyundai	A	2007	—	Pool	—
Captain Markos NL(4)	82,000	Hyundai	A	2006	—	Time Charter	Q4 2019
Comet(5)	84,000	Hyundai	B	2014	X	Time Charter	Q3 2019
Corsair(6)	84,000	Hyundai	B	2014	X	Time Charter	Q3 2018
Corvette	84,000	Hyundai	B	2015	X	Pool	—
Cougar	84,000	Hyundai	B	2015	X	Pool	—
Concorde	84,000	Hyundai	B	2015	X	Pool	—
Cobra(7)	84,000	Hyundai	B	2015	X	Pool	Q3 2016
Continental	84,000	Hyundai	B	2015	X	Pool	—
Constitution	84,000	Hyundai	B	2015	X	Pool	—
Commodore	84,000	Hyundai	B	2015	X	Pool	—
Cresques	84,000	Daewoo	C	2015	X	Pool	—
Constellation	84,000	Hyundai	B	2015	X	Pool	—
Cheyenne	84,000	Hyundai	B	2015	X	Pool	—
Clermont	84,000	Hyundai	B	2015	X	Pool	—
Cratis	84,000	Daewoo	C	2015	X	Pool	—
Chaparral	84,000	Hyundai	B	2015	X	Pool	—
Copernicus	84,000	Daewoo	C	2015	X	Pool	—
Commander(8)	84,000	Hyundai	B	2015	X	Time Charter	Q4 2020
Challenger	84,000	Hyundai	B	2015	X	Pool	—

Small Pressure
Grendon	5,000	Higaki		1996	—	Spot	—

NEWBUILDING VLGCs
Caravelle	84,000	Hyundai	B	Q1 2016	X	—	—
Total	1,847,000

(1)	Represents calendar year quarters.
(2)	Represents vessels with very low revolutions per minute, long‑stroke, electronically controlled engines, larger propellers, advanced hull design, and low friction paint.
(3)

“Pool” indicates that the vessel is operated in the Helios Pool and receives as charter hire a portion of the net revenue of the pool calculated according to a formula based on the vessel’s pro rata performance in the pool.

(4)	Currently on time charter with an oil major that began in December 2014.
(5)	Currently on a time charter with an oil major that began in July 2014.
(6)	Currently on time charter with an oil major that began in July 2015.
(7)	Currently on a time charter with an oil major within the Helios Pool that began in July 2015.
(8)	Currently on a time charter with a major oil company that began in November 2015.

Financial Information

The following table presents our selected financial data and other information as of and for the three and nine months ended December 31, 2015 and December 31, 2014, and as of March 31, 2015 and December 31, 2015.

	Three months ended		Nine months ended
(in U.S. dollars, except fleet data)	December 31, 2015	December 31, 2014	December 31, 2015	December 31, 2014
Statement of Operations Data
Revenues	$93,283,708	$32,583,990	$203,872,600	$68,796,041
Expenses
Voyage expenses	4,347,222	7,755,589	11,411,841	14,899,147
Vessel operating expenses	14,265,183	5,741,206	30,479,158	14,412,174
Management fees—related party	—	—	—	1,125,000
Depreciation and amortization	13,536,900	3,966,640	26,697,882	9,467,720
General and administrative expenses	7,506,740	4,294,965	20,002,555	9,389,689
Loss on disposal of assets	—	—	105,549	—
Total expenses	39,656,045	21,758,400	88,696,985	49,293,730
Other income—related parties	383,642	—	1,150,927	—
Operating income	54,011,305	10,825,590	116,326,542	19,502,311
Other income/(expenses)
Interest and finance costs	(4,633,454)	(34,491)	(5,700,583)	(250,483)
Interest income	22,382	104,169	137,226	345,797
Gain/(loss) on derivatives, net	5,382,442	(1,340,747)	(816,926)	(2,386,582)
Foreign currency loss, net	(121,352)	(557,916)	(418,789)	(778,512)
Total other income/(expenses), net	650,018	(1,828,985)	(6,799,072)	(3,069,780)
Net income	$54,661,323	$8,996,605	$109,527,470	$16,432,531
Earnings per common share—basic	$0.97	$0.16	$1.92	$0.29
Earnings per common share—diluted	$0.97	$0.16	$1.92	$0.29
Other Financial Data
Adjusted EBITDA(1)	$68,738,066	$15,096,762	$145,899,229	$30,062,118
Fleet Data
Calendar days(2)	1,744	552	3,498	1,357
Available days(3)	1,703	552	3,417	1,304
Operating days(4)	1,581	435	3,205	1,117
Fleet utilization(5)	92.8%	78.8%	93.8%	85.7%
Average Daily Results
Time charter equivalent rate(6)	$56,253	$57,077	$60,050	$48,251
Daily vessel operating expenses(7)	$8,180	$10,401	$8,713	$10,621

	As of	As of
(in U.S. dollars)	December 31, 2015	March 31, 2015
Balance Sheet Data
Cash and cash equivalents	$22,034,919	$204,821,183
Restricted cash, non – current	49,712,789	33,210,000
Total assets	1,823,011,675	1,099,101,270
Current portion of long-term debt	65,708,060	15,677,553
Long-term debt – net of current portion	748,344,288	184,665,874
Total liabilities	847,656,439	225,887,011
Total shareholders’ equity	$975,355,236	$873,214,259

(1)

Adjusted EBITDA is a non-GAAP financial measure and represents net income before interest and finance costs, (gain)/loss on derivatives, net, stock-based compensation expense, impairment, loss on disposal of assets and depreciation and amortization and is used as a supplemental financial measure by management to assess our financial and operating performance. We believe that adjusted EBITDA assists our management and investors by increasing the comparability of our performance from period to period. This increased comparability is achieved by excluding the potentially disparate effects between periods of derivatives, interest and finance costs, stock-based compensation expense, impairment, loss on disposal of assets and depreciation and amortization expense, which items are affected by various and possibly changing financing methods, capital structure and historical cost basis and which items may significantly affect net income between periods. We believe that including adjusted EBITDA as a financial and operating measure benefits investors in selecting between investing in us and other investment alternatives.

Adjusted EBITDA has certain limitations in use and should not be considered an alternative to net income, operating income, cash flow from operating activities or any other measure of financial performance presented in accordance with GAAP. Adjusted EBITDA excludes some, but not all, items that affect net income. Adjusted EBITDA as presented below may not be computed consistently with similarly titled measures of other companies and, therefore might not be comparable with other companies.

The following table sets forth a reconciliation of net income to Adjusted EBITDA (unaudited) for the periods presented:

	Three months ended		Nine months ended
	December 31, 2015	December 31, 2014	December 31, 2015	December 31, 2014
(in U.S. dollars)
Net income/(loss)	$54,661,323	$8,996,605	$109,527,470	$16,432,531
Interest and finance costs	4,633,454	34,491	5,700,583	250,483
(Gain)/loss on derivatives, net	(5,382,442)	1,340,747	816,926	2,386,582
Stock-based compensation expense	1,288,831	758,279	3,050,819	1,524,802
Depreciation and amortization	13,536,900	3,966,640	26,697,882	9,467,720
Loss on disposal of assets	—	—	105,549	—
Adjusted EBITDA	$68,738,066	$15,096,762	$145,899,229	$30,062,118

(2)

We define calendar days as the total number of days in a period during which each vessel in our fleet was owned. Calendar days are an indicator of the size of the fleet over a period and affect both the amount of revenues and the amount of expenses that are recorded during that period.

(3)

We define available days as calendar days less aggregate off‑hire days associated with scheduled maintenance, which include major repairs, drydockings, vessel upgrades or special or intermediate surveys. We use available days to measure the aggregate number of days in a period that our vessels should be capable of generating revenues.

(4)

We define operating days as available days less the aggregate number of days that our vessels are off‑hire for any reason other than scheduled maintenance. We use operating days to measure the number of days in a period that our operating vessels are on hire.

(5)

We calculate fleet utilization by dividing the number of operating days during a period by the number of available days during that period. An increase in non‑scheduled off‑hire days would reduce our operating days, and therefore, our fleet utilization. We use fleet utilization to measure our ability to efficiently find suitable employment for our vessels.

(6)

Time charter equivalent rate, or TCE rate, is a measure of the average daily revenue performance of a vessel. TCE rate is a shipping industry performance measure used primarily to compare period‑to‑period changes in a shipping company’s performance despite changes in the mix of charter types (such as time charters and voyage charters) under which the vessels may be employed between the periods. Our method of calculating TCE rate is to divide the sum of our total revenues net of voyage expenses by operating days for the relevant time period.

(7)	Daily vessel operating expenses are calculated by dividing vessel operating expenses by calendar days for the relevant time period.

Conference Call

A conference call to discuss the results will be held today, January 29, 2016 at 11:00 a.m. ET. The conference call can be accessed live by dialing 1-877-407-9039, or for international callers, 1-201-689-8470, and request to be joined into the Dorian LPG call. A replay will be available at 2:00 p.m. ET and can be accessed by dialing 1-877-870-5176, or for international callers, 1-858-384-5517. The pass code for the replay is 13629244. The replay will be available through February  5, 2016.

A live webcast of the conference call will also be available under the investor relations section at www.dorianlpg.com.

About Dorian LPG Ltd.

Dorian LPG is a liquefied petroleum gas shipping company and a leading owner and operator of modern VLGCs. Dorian LPG currently owns and operates twenty-one modern VLGCs and one pressurized LPG vessel. In addition, Dorian LPG has one ECO-design VLGC newbuilding under construction. Dorian LPG has offices in Stamford, Connecticut, USA, London, United Kingdom and Athens, Greece.

Forward-Looking Statements

This press release contains "forward-looking statements." Statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as "expects," "anticipates," "intends," "plans," "believes," "estimates," "projects," "forecasts," "may," "should" and similar expressions are forward-looking statements. These statements are not historical facts but instead represent only the Company's belief regarding future results, many of which, by their nature are inherently uncertain and outside of the Company's control. Actual results may differ, possibly materially, from those anticipated in these forward-looking statements. For a discussion of some of the risks and important factors that could affect future results, see the discussion in the Company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, under the heading "Risk Factors." The Company does not assume any obligation to update the information contained in this press release.

Contact Information

Ted Young; Chief Financial Officer: Tel.: +1 (203) 674-9900 or IR@dorianlpg.com